Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF TIPTREE FINANCIAL PARTNERS, L.P.

On July 1, 2013, Tiptree Financial Inc. (formerly known as Care Investment Trust Inc.) ( “TFI”) completed the combination with Tiptree Financial Partners, L.P. (“TFP”) or the “Partnership” pursuant to the Contribution Agreement, dated as of December 31, 2012, as amended by Amendment No. 1 to the Contribution Agreement, dated as of February 14, 2013 (the “Contribution Agreement”), among TFI, TFP and Tiptree Operating Company, LLC (the “Operating Subsidiary”). Pursuant to the Contribution Agreement, TFI contributed substantially all of its assets to the Operating Subsidiary in exchange for 10,289,192 common units in the Operating Subsidiary (representing an approximately 25% interest in Operating Subsidiary), and TFP contributed substantially all of its assets to Operating Subsidiary in exchange for 31,147,371 common units in the Operating Subsidiary (representing an approximately 75% interest in Operating Subsidiary) and 31,147,371 shares of the TFI’s newly classified Class B Common Stock (the “Contribution Transactions”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of TFP should be read in conjunction with the “Tiptree Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and TFP’s consolidated financial statements and related notes (the “Consolidated Financial Statements”) filed as exhibits to the Form 8-K filed on September 17, 2013 by TFI. The information contained and discussed below represent the consolidated financial results of TFP and subsidiaries prior to the completion of the Contribution Transactions and are not indicative of the results of TFI following the Contribution Transactions.

Overview

TFP is a diversified holding company that seeks to provide a high level of risk-adjusted earnings to its limited partners. TFP’s income is generated by the distributions that it receives from its subsidiaries and other investments, after payment of related expenses and any applicable debt service payments. TFP’s consolidated operating subsidiaries currently include: Philadelphia Financial Group, Inc. (“Philadelphia Financial”), which develops and administers private placement insurance and annuities for high net worth and institutional clients; Care, a real estate investment company that invests in healthcare-related facilities, MFCA, a tax-exempt specialty finance company; TAMCO, an SEC-registered investment adviser that, among other managerial and advisory entities, wholly-owns Telos Asset Management LLC (“Telos”), an asset manager focused on investing in corporate credit through managed accounts and structured investment vehicles, such as CLOs and Siena Capital Finance LLC (“Siena”), a recently formed asset-based lender that offers asset-based loans to small and mid-sized U.S. businesses. TFP’s non-subsidiary holdings include: a structured corporate loan portfolio; a significant minority interest in Star Asia, a specialty finance holding company formed to invest predominately in Asian real estate related debt instruments; and a debt interest and a right to receive a controlling equity interest in Luxury Mortgage Corp. (“Luxury”), a residential mortgage lender that originates conforming FHA, prime jumbo and super jumbo mortgages for sale to institutional investors.

Following the Contribution Transactions, TFI intends to continue to opportunistically acquire majority control of new businesses, both in existing financial service sectors and complementary sectors; make seed investments in funds or products managed by TAMCO; and make minority debt or equity investments similar to those investments that Tiptree has made in the past. Accordingly, changes in the mix of TFI’s businesses, assets and investments should be expected. Management intends to take a disciplined approach by focusing on investing for the long-term in stable, cash flow positive businesses.

TFP’s primary focus is on the following sectors of financial services described below: insurance and insurance services, real estate, asset management and specialty finance (including corporate, consumer and tax-exempt credit).

Insurance and Insurance Services

All of TFP’s insurance operations are conducted through its majority owned subsidiary Philadelphia Financial. Through its operating subsidiaries, Philadelphia Financial structures, underwrites and distributes variable annuities, individual variable life insurance policies and survivorship variable life insurance policies to the high net worth market.

Philadelphia Financial derives the majority of its revenue associated with its structuring and underwriting business from the related mortality and expense fee, which is charged as a percentage of the balance of the assets in each separate account. As of June 30, 2013, approximately 99% of the mortality risk on the insurance policies issued by Philadelphia Financial were reinsured by third parties.

Philadelphia Financial’s expenses consist primarily of additions to its reserves on future policyholder benefits, reinsurance costs, death benefits, commission expenses to brokers, professional fees, compensation, investment administration and general and administrative expenses.

In July 2012, Philadelphia Financial acquired the rights to provide administrative services on a portfolio of company owned life insurance and bank owned life insurance (“COLI/BOLI”) to the private placement insurance unit of The Hartford. Philadelphia Financial collects administration fees for each policy it administers. Philadelphia Financial does not hold any mortality risk in respect of the administered policies.

Philadelphia Financial reinsures portions of its insurance risk with other insurers, as is customary in the industry. If a reinsurer is unable to fulfill its obligation at the time of a claim, the ultimate liability remains with Philadelphia Financial as primary insurer. Philadelphia Financial regularly evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from activities or economic characteristics of the reinsurers in order to mitigate exposure to significant loss from reinsurer insolvencies.

Real Estate

Prior to completion of the Contribution Transactions on July 1, 2013, TFP’s real estate operations were conducted through Care Investment Trust Inc. (which for the period prior to the Contribution Transactions we refer to as “Care”). Following the Contribution Transactions, these operations are conducted by a wholly owned indirect subsidiary of the Operating Subsidiary.

Care invests in healthcare-related facilities including assisted-living, independent-living, memory care, skilled nursing and other healthcare-related real estate assets in the U.S. As of June 30, 2013, Care maintained a geographically-diversified investment portfolio consisting of approximately $41.9 million (63%) in wholly-owned and majority-owned real estate of senior housing facilities, including assisted living, independent living and memory care facilities , approximately $2.5 million (4%) in an unconsolidated real estate joint venture of senior housing facilities, and approximately $22.4 million (33%) in a loan investment secured by skilled nursing facilities, as well as collateral relating to assisted living facilities and a multifamily property. Care’s wholly-owned senior housing facilities are leased, under triple-net leases, which require the tenants to pay all property-related expenses. Care operated in only one reportable segment.

Care’s revenues are derived primarily from rental income and mortgage interest income. Care’s operating performance is influenced by a number of factors, including general economic conditions, trends in demographics, overall asset mix, geographic markets, and general competitive positioning. Care’s expenses consist primarily of financing costs associated with the mortgages on owned properties, management fees, professional fees, compensation and general and administrative expenses.

As of June 30, 2013, Care had total assets of $143.0 million, including $41.9 million of real estate.

On June 28, 2013, Care sold all of the membership interests of the entity that owns the fourteen senior living facilities we refer to as the Bickford portfolio for $122.8 million, subject to certain allocations, credits and adjustments.

Specialty Finance

TFP’s specialty finance operations are conducted through MFCA, TAMCO, Siena and Luxury and also includes its principal investing activities.

MFCA

MFCA is a wholly-owned subsidiary of TFP. MFCA is a specialty finance company that owns and manages a portfolio of non-investment grade and non-rated direct and indirect debt obligations of middle-market tax-exempt borrowers. MFCA’s principal sources of revenue are interest and realized and unrealized gains on its assets. Total revenue is dependent upon the aggregate balance of the assets in its portfolio, the interest rates on those assets and the realized and unrealized gains or losses on its assets. MFCA’s expenses consist primarily of management fees, professional fees, and financing costs.

MFCA is currently winding down its portfolio of tax-exempt assets as they mature, are refinanced or are disposed of. Management anticipates that the current low interest rate environment will allow for the continuation of the refinancing of the existing portfolio. TFI is exploring strategic alternatives with respect to other portfolios of tax-exempt assets for which more attractive financing may be available as a means of redeploying capital.

As of June 30, 2013, MFCA’s investments had an aggregate principal balance of $54.9 million and a fair value of $46.7 million.

Muni Capital Management, LLC (“MCM”) also manages Non-Profit Preferred Funding Trust I (“NPPF I”), a structured tax-exempt pass-through entity that holds tax-exempt bonds for the benefit of its investors. Interests in NPPF I in the form of tranched trust certificates are held solely by third parties unaffiliated with TFI. As of June 30, 2013, the underlying tax-exempt bonds held by NPPF I had an aggregate principal balance of $240.0 million.

TAMCO

TAMCO is an SEC-registered investment advisor that managed approximately $1.6 billion of client assets as of June 30, 2013. TAMCO’s operating subsidiaries include Telos, an asset management company that specializes in investing in middle market corporate credit through managed accounts and structured investment vehicles, such as CLOs; Tiptree Capital, the manager of TFP; MCM, a tax-exempt focused manager; and TREIT, a REIT-focused service provider.

TAMCO’s core assets under management are currently held almost exclusively in CLOs. Investment advisory fees paid to TAMCO by third party investors are its primary source of revenue. These fees typically consist of management fees based on an account’s assets and, in some cases, incentive fees based on the profits generated for the account.

Investment advisory fees differ from product to product, but in general for CLOs, these fees consist of senior management fees that generally range from 12.5 to 20 basis points annually on the principal balance of the underlying collateral of such CLOs; subordinated management fees that generally range from 15 to 35 basis points annually on the principal balance of the underlying collateral of such CLOs; and incentive fees that vary based on the terms of each CLO.

TAMCO’s expenses consist primarily of financing expense associated with the consolidation of the CLOs, management fees, professional fees, compensation and general and administrative expenses.

Telos entered into a new $120 million warehouse credit facility with Telos CLO 2013-4, LTD. (“Telos 4”) in February 2013. As of June 30, 2013, $150.5 million is carried as investments in loans at fair value and $111.7 in warehouse notes payable on TFP’s consolidated balance sheet. This CLO closed on August 6, 2013.

Also on August 6, 2013, Telos entered into a new $100.0 million credit facility for Telos CLO 2013-5, Ltd, which is expected to close in the fourth quarter of 2013.

Siena

In April 2013, TFP committed $10 million to purchase a majority of the voting equity interests in Siena. As of June 30, 2013, $7.3 million of the commitment was funded. On July 24, 2013, TFI made a subsequent investment of $2.7 million. Sienna’s results are reflected in TFP’s consolidated results for the periods presented below.

Luxury

In April 2013, TFP entered into a definitive agreement to make a $5.0 million loan with a 7-year term to Luxury, a residential mortgage lender that originates conforming, FHA, prime jumbo and super jumbo mortgages for sale to institutional investors. Luxury is licensed or qualified to originate/lend in 19 states. Currently, TFI has funded the initial portion of the loan and will fund the remainder following the receipt of certain regulatory approvals and the satisfaction of certain other conditions. In connection with the funding of the remainder of the Luxury loan, TFI also will receive common stock representing approximately 67.5% of the then-outstanding common stock of Luxury. Effective at funding of the remainder of the loan, current management owners of Luxury will receive a profits interest equal to 67.5% of the distributable earnings of Luxury as compensation for seven years.

Principal Investing

TFP’s principal investing business operations are comprised of investments in investment vehicles TFP manages through TAMCO, minority equity investments or investment in debt obligations. Revenue is generated primarily through gains and losses (unrealized and realized) and income earned on securities, including capital investments in vehicles that TAMCO manages, and income from equity method investments.

Results of Consolidated Operations

The results presented in the tables below are the consolidated results of TFP which includes its majority-owned subsidiaries, Philadelphia Financial, Care, MFCA, and TAMCO, as well as its principal investments.

Due to acquisitions during some of the periods discussed below, it may be difficult to compare TFP’s results of operations from period to period as a result of purchase accounting adjustments, which only reflect the financial results from an acquisition from that point forward. In addition, on June 30, 2012, TFP acquired a controlling financial interest in TAMCO. This transaction is accounted for on an “as if pooling basis” due to TAMCO and TFP being considered entities under common control. As a result, the assets and liabilities, accounted for at historical cost, of TFP and TAMCO were consolidated by TFP as of January 1, 2010 and TAMCO’s results of operations are reflected in TFP’s consolidated results of operations from and after that date.

In addition, the financial results presented below are for TFP as a pass through entity organized as a limited partnership. Furthermore, Care was organized and operated in a manner that enabled it to qualify as a REIT for U.S. federal income tax purposes. As a result of the Contribution Transactions, TFI expects that TFI will not qualify to be taxed as a REIT for U.S. federal income tax purposes, effective January 1, 2013, due to the nature of the assets and the businesses conducted by TFP. TFI, therefore, would be subject to U.S. federal and state corporate income tax including any applicable alternative income tax, on its taxable income at regular corporate rates beginning with its 2013 corporate tax year and will not be able to deduct distributions to TFI’s stockholders when computing its taxable income.

TFP Selected Consolidated Financial Data

Summary Consolidated Statements of Operations (unaudited in thousands):

	Three month period ended June 30, 2013	Three month period ended June 30, 2012	Six month period ended June 30, 2013	Six month period ended June 30, 2012
Revenues:
Net realized (losses) gains and change in unrealized appreciation (depreciation) on investments:
Net realized gains/(losses)	$(1,592)	$268	$(1,439)	$306
Change in unrealized (depreciation)/appreciation	(1,735)	2,078	(1,087)	7,370

Net realized and unrealized gains	(3,327)	2,346	(2,526)	7,676

Investment income:
Interest income	4,189	2,557	7,215	5,181
Fees on separate account	17,669	4,979	34,906	9,747
Rental revenue	1,094	413	1,916	825
Income attributable to consolidated CLOs	5,655	23,287	22,219	26,616
Other income	156	838	376	1,555

Total investment income	28,763	32,074	66,632	43,924

Total net realized and unrealized gains and investment income	25,436	34,420	64,106	51,600

Expenses:
Interest expense	4,063	547	7,898	1,068
Payroll expense	9,294	2,638	17,536	5,297
Professional fees	2,581	2,050	3,952	4,424
Change in future policy benefits	1,196	1,009	2,313	1,995
Mortality expenses	2,638	2,402	5,252	4,796
Commission expense	619	542	1,174	993
Depreciation and amortization expenses	439	179	854	323
Expenses attributable to the consolidated CLOs	9,045	11,157	21,238	19,007
Other expenses	3,406	2,550	7,795	4,381

Total expenses	33,281	23,074	68,012	42,284

Net income before taxes from continuing operations	(7,845)	11,346	(3,906)	9,316
Discontinued operations:
Gain on sale of Bickford portfolio, net	15,463	—	15,463	—
Income from discontinued operations, net	806	794	1,647	1,573

Discontinued operations, net	16,269	794	17,110	1,573
Income tax (benefit)	1,816	(297)	3,115	(573)

Net income	$6,608	12,437	$10,089	$11,462
Less net income (loss) attributable to the noncontrolling interest	1,084	(34)	1,162	(173)
Less net (loss) income attributable to the VIE subordinated noteholders	(7,610)	6,588	(8,821)	(2,124)

Net income attributable to the Partnership	$13,134	$5,883	$17,748	$13,759

SEGMENT REPORTING

June 30, 2013

(unaudited, in thousands)

Segment Profit or loss and segment assets

	Real Estate	Insurance	Specialty Finance	Intersegment elimination	Totals
Revenues	$10,748	$34,078	$41,320	$—	$86,146
Intersegment revenues	14,361	3,307	(6,089)	(11,579)	—
Interest revenue	911	2,407	42,889	(6,998)	39,209
Interest expense	735	6,263	29,463	(7,842)	28,619
Depreciation and amortization	527	322	5	—	854
Segment profit/loss	13,884	3,538	(5,926)	6,252	17,748
Segment assets	142,983	4,591,083	1,966,466	(510,301)	6,190,231

June 30, 2012

(unaudited, in thousands)

Segment Profit or loss and segment assets

	Real Estate	Insurance	Specialty Finance	Intersegment elimination	Totals
Revenues	$8,190	$12,761	$36,704	$—	$57,655
Intersegment revenues	51	(630)	23,755	(23,176)	—
Interest revenue	403	2,193	35,358	(7,849)	30,105
Interest expense	3,185	—	26,905	(8,464)	21,626
Depreciation and amortization	1,976	119	—	—	2,095
Segment profit/loss	54	(1,075)	25,152	(10,372)	13,759
Segment assets(as of December 31, 2012)	185,797	4,354.945	1,509,097	(516,037)	5,533,802

Three months ended June 30, 2013 compared to Three months ended June 30, 2012

Revenues

Total revenues for 2013 were $25.4 million, compared to $34.4 million for 2012, a decrease of $9.0 million or 26%. This decrease was primarily driven by declines in the market value of the trading portfolio of $7.9 million and a decline in the revenues of the consolidated CLOs of $17.6 million offset in part by an increase of $12.7 million in separate account fees interest income.

Realized and Unrealized Gains and Losses

Net realized gains decreased by $5.7 million or 248% in 2013 over 2012 levels. This decrease was primarily due to a $7.9 million decline in unrealized market value on the trading portfolio in 2013, as market conditions for these assets deteriorated.

Interest Income

Interest income on TFP’s loan and security portfolios increased $1.6 million or 62% for 2013 compared to 2012, primarily due to volume driven increases seen in loan interest income from real estate operations in 2013 compared to 2012.

Fees on Separate Accounts

Fees on separate accounts for 2013 from TFP’s Philadelphia Financial subsidiary were $17.7 million, compared to $5.0 million for 2012, an increase of 254%. This increase was primarily due to the acquisition of administrative services rights from The Hartford by Philadelphia Financial in July 2012.

Rental Revenues

Rental revenues for 2013 from TFP’s Care subsidiary were $1.1 million, an increase of $0.7 million or 175% over 2012 levels due to Care’s acquisition of the Calamar properties in February 2013.

Expenses

Total expenses for 2013 were $33.3 million, compared to $23.1 million for 2012, an increase of $10.2 million, or 44%, over the prior year, $3.5 million of the increase was due to increased interest expense on notes payable from insurance operations, due to the Hartford transaction in July 2012. Payroll expense increased $6.7 million, or 258%, primarily due to the acquisition of administrative services rights from The Hartford by Philadelphia Financial in July 2012.

Net income attributable to the noncontrolling interest and VIE subordinated noteholders

Net income attributable to the noncontrolling interest and VIEs represents the portion of net income generated by consolidated entities that are not attributable to TFP’s ownership interest in those entities. In the instance where TFP majority owned subsidiaries have losses, noncontrolling interest is additive to our financial results. Net income attributable to the noncontrolling interest and VIE subordinated noteholders was a loss of $6.5 million for the three month period 2013 compared to income of $6.6 million for 2012. This change was primarily due to the unrealized market decline in the CLOs loan portfolio.

Net income attributable to TFP

Net income attributable to TFP for 2013 was $13.1 million, an increase of $7.2 million or 122% compared to net income of $5.9 million for 2012. The higher levels in 2013 were primarily due to the sale of the Bickford portfolio in June 2013.

Six months ended June 30, 2013 compared to Six months ended June 30, 2012

Revenues

Total revenues for 2013 were $64.1 million, compared to $51.6 million for 2012, an increase of $12.5 million or 24%. This increase was primarily driven by an increase in fees on separate accounts of $25.2 million due to PFG’s Hartford acquisition in July of 2012 offset in part by a decline in market values associated with the trading portfolios of $12.3 million.

Realized and Unrealized Gains and Losses

Net realized gains decreased by $10.2 million or 133% in 2013 over 2012 levels. This decrease was primarily due to a $12.3 million decline in unrealized market value on the trading portfolio in 2013, as market conditions for these assets deteriorated.

Interest Income

Interest income on TFP’s loan and security portfolios increased $2.0 million, or 38%, for 2013 compared to 2012, primarily due to volume driven increases seen in loan interest income in 2013 compared to 2012.

Fees on Separate Accounts

Fees on separate accounts for 2013 from TFP’s Philadelphia Financial subsidiary were $34.9 million, compared to $9.7 million for 2012, an increase of 260%. This increase was primarily due to the acquisition of administrative services rights from The Hartford by Philadelphia Financial in July 2012.

Rental Revenues

Rental revenues for 2013 from TFP’s Care subsidiary were $1.9 million, an increase over 2012 levels of $0.8 million or 137.5% due to Care’s acquisition of the Calamar properties in February 2013.

Expenses

Total expenses for 2013 were $68.0 million, compared to $42.3 million for 2012, an increase of $25.7 million, or 61%, over the prior year. Primary drivers of this increase was $6.8 million due to increased interest expense on notes payable and $12.2 million in payroll expense due to the acquisition of administrative services rights from The Hartford by Philadelphia Financial in July 2012.

Net income attributable to the noncontrolling interest and VIE subordinated noteholders

Net income attributable to the noncontrolling interest and VIEs represents the portion of net income generated by consolidated entities that are not attributable to TFP’s ownership interest in those entities. In the instance where TFP majority owned subsidiaries have losses, noncontrolling interest is additive to our financial results. Net loss attributable to the noncontrolling interest and VIE subordinated noteholders declined by $5.4 million for the six month period 2013 compared to 2012. Net loss attributable to the noncontrolling interest and VIEs for 2013 was $7.7 million, compared to a net loss of $2.3 million for 2012.

Net income attributable to TFP

Net income attributable to TFP for 2013 was $17.7 million, an increase of $4.0 million or 29% compared to net income of $13.8 million for 2012. The higher levels in 2013 were primarily due to the sale of the Bickford portfolio in June 2013 as well as higher separate account fees offset in part by the higher expense base.

Balance Sheet Information June 30, 2013 compared to December 31, 2012

TFP’s total assets increased by $657.4 million, or 12%, at June 30, 2013 compared to year end December 31, 2012. This increase was driven primarily by an increase in separate account assets of $231.8 million from PFG as well as an increase of $334.6 million due to the consolidation of the assets of the consolidated CLOs owing to the addition of Telos 3, which closed in February of 2013. Total liabilities increased 13% year over year primarily due to an increase in separate account liabilities of $231.8 million and an increase in liabilities of consolidated CLOs consisting primarily of notes payable from Telos 3. Partnership capital increased $16.8 million, or 4.0%, for the period ended June 30, 2013 over year end 2012 levels primarily due to an increase in retained earnings. Total capital increased $19.6 million from $535.6 million at December 31, 2012 to $555.1 million at June 30, 2013 primarily due to a $11.6 million increase in the partnership’s non-controlling interest.

Segment Results six months June 30, 2013 compared to six months June 30, 2012

TFP has three reportable operating segments; real estate, insurance and specialty finance (refer to Note 4 of TFP’s consolidated financial statements for a detailed description of TFP’s segments). TFP’s operating segments are organized in a manner that reflects how management views these strategic business units. Although TFP, as required under GAAP, consolidates all of the assets and liabilities of the TFP VIE CLOs, the maximum exposure to loss related to the CLOs is limited to TFP’s investments in the VIE CLOs ($12.7 million accreted value as of June 30, 2013), the investment advisory fee receivables from the TFP CLOs ($3.5 million as of June 30, 2013), and any future investment advisory fees, all of which are eliminated upon consolidation. This consolidation with respect to the VIEs, significantly impacts TFP’s consolidated financial statements.

Real Estate Operations

Total revenues for TFP’s real estate operations for 2013 were $25.1 million, compared to $8.2 million for 2012. The increase was primarily due to the sale of the Bickford portfolio in June 2013.

Total expenses for TFP’s real estate operations for 2013 were $11.2 million, compared to $8.2 million for 2012. This increase was primarily attributable to a $1.5 million increase in incentive fee expense triggered by the sale of the Bickford portfolio pursuant to the Services Agreement between Care and TREIT Management, LLC, a subsidiary of TAMCO. This fee is eliminated upon consolidation.

Total operating profit for TFP’s real estate operations for 2013 was $13.9 million, compared to a profit of $54 thousand in 2012, an increase of $13.8 million or 2,680%. This increase was primarily the result of the sale of the Bickford portfolio in 2013.

Insurance Operations

Total revenues for TFP’s insurance operations for 2013 were $37.4 million, compared to $12.1 million for 2012, an increase of $25.3 million, or 209%. This increase was primarily the result of administrative service fees from the acquisition of the administrative services rights from The Hartford in July 2012.

Total expenses for TFP’s insurance operations for 2013 were $33.8 million, compared to $13.2 million for 2012, an increase of $20.6 million, or 156%. This increase was primarily the result of the interest expense of $6.3 million on notes payable entered into July of 2012 as well as an increase in payroll expense of $6.0 million, due to additional headcount to expand operations.

Total operating income for TFP’s insurance operations for 2013 was $3.5 million, compared to an operating loss of $1.1 million for 2012, an increase of $4.6 million or 418%. This increase was primarily the result of the additional profit from the acquisition of the administration services rights from The Hartford, which offset the related increase in expenses.

Specialty Finance Operations

Total revenues for TFP’s specialty finance operations for 2013 were $35.2 million, compared to $60.5 million for 2012, a decrease of $25.4 million or 42%. This decrease was primarily the result of declines in the market values of MFCA’s trading portfolio and TAMCO’s loan portfolio, both carried at fair value.

Total expenses for TFP’s specialty finance operations for 2013 were $40.4 million, compared to $35.3 million for 2012, an increase of $5.1 million or 14%. The increase was primarily the result of an increased bonus accrual of $5.9 million related to TAMCO due to the internalization in June 2012.

Total operating loss for TFP’s specialty finance operations for 2013 was $5.9 million, compared to a profit of $25.2 million for 2012, a decrease of $31.1 million or 123%. This increase was primarily the result of the aforementioned decline in portfolio market values.

Liquidity and Capital Resources

TFP is a holding company and conducts all of its operations through its operating subsidiaries. Dividends and distributions from its subsidiaries and investments are the principal source of cash to pay dividend payments on its preferred and common partnership units, professional fees (including advisory services, legal and accounting fees), office rent, insurance costs, and certain support services. TFP’s current source of liquidity is its cash, cash equivalents and investments and distributions from operating subsidiaries. At June 30, 2013, TFP’s unrestricted cash, cash equivalents, trading portfolio and available for sale securities was $180.9 million. TFI intends to opportunistically acquire majority control of new businesses both in its existing financial services sectors and complimentary sectors. Accordingly, TFP expects that TFI’s cash needs will differ over time from TFP’s historical cash needs and that TFI may seek additional sources of cash to fund acquisitions or additional investments in its existing businesses. These additional sources of cash may take the form of debt or equity and may be at the parent, subsidiary or asset level.

The ability of TFP’s subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions will be subject to numerous business and other factors, including restrictions contained in its subsidiaries’ financing agreements, regulatory restrictions, availability of sufficient funds at such subsidiaries, general economic and business conditions, tax considerations, strategic plans, financial results and other factors such as target capital ratios and ratio levels anticipated by rating agencies to maintain or improve current ratings. For example, Telos will require additional capital in order to issue future CLOs and Philadelphia Financial may require additional capital to meet regulatory capital requirements.

TFI contemplates entering into a credit facility to enhance its liquidity, although there can be no assurance that it will do so.

Indebtedness

TFP does not currently have any debt at the holding company level. TFP is not a guarantor of any of the debt of its subsidiaries.

Insurance Segment Liquidity and Capital Resources

TFP’s insurance operations are conducted through its subsidiary Philadelphia Financial, which conducts all of its operations through its operating subsidiaries. Dividends from Philadelphia Financial’s subsidiaries are its principal sources of cash to pay dividends to TFP and to meet its obligations.

The ability of Philadelphia Financial to pay dividends to TFI is limited by applicable insurance laws and regulations of the states in which its subsidiaries are domiciled. These laws and regulations require, among other things, Philadelphia Financial’s insurance subsidiaries to maintain minimum solvency requirements and limit the amount of dividends these subsidiaries can pay. TFP has received no dividends from its insurance operations.

The liquidity requirements of Philadelphia Financial’s regulated insurance subsidiaries principally relate to the liabilities associated with their various insurance and investment products, operating costs and expenses, the payment of dividends, the payment of principal and interest on their outstanding debt obligations and income taxes. Philadelphia Financial’s insurance subsidiaries have used cash flows from operations and investment activities to fund their liquidity requirements, with the exception of acquisition related capital requirements. Philadelphia Financial’s insurance subsidiaries’ principal cash inflows from operating activities are derived from premiums, annuity deposits and insurance and investment product fees and other income. The principal cash inflows from investment activities result from repayments of principal, investment income and, as necessary, sales of invested assets.

In addition to the regulatory restrictions on dividends discussed above, the primary driver in determining the amount of capital used for dividends is the level of capital needed to maintain financial strength ratings. In that regard, dividend payments at Philadelphia Financial’s insurance subsidiaries may be limited to the extent necessary to maintain or improve current ratings. Given recent economic events that have affected the insurance industry, both regulators and rating agencies could become more conservative in their methodology and criteria, including increasing capital requirements for Philadelphia Financial’s insurance subsidiaries which, in turn, could negatively impact the cash available to Philadelphia Financial from its insurance subsidiaries and, in turn, to TFI.

At June 30, 2013, TFP’s insurance operations had cash, cash equivalents and available for sale securities of $34.7 million.

On July 1, 2012, Philadelphia Financial’s subsidiary, PFASC, issued a note in the amount of $100.0 million (“Senior Note”) due July 2022, the net proceeds of which were used to partially fund The Hartford acquisition. The Senior Note is collateralized with a first priority lien on substantially all of the assets directly held by PFASC. The Senior Note bears an annual interest rate of 12.66%, with the final payment date of July 15, 2022.

The indenture governing the Senior Note (the “Indenture”) contains covenants limiting, among other things, and subject to certain qualifications and exceptions, the ability of PFASC to: incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in certain transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person. PFASC is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios that are based on the fair market value of the collateral. At June 30, 2013 PFASC was in compliance with all covenants under the Senior Note. The Indenture contains customary events of default which could, subject to certain conditions, cause the Senior Note to become immediately due and payable, including, but not limited to, the failure to make principal or interest payments; failure by PFASC to accept and pay for the Senior Note tendered when and as required by the change of control and asset sale provisions of the Indenture and failure to comply with certain covenants in the Indenture.

Real Estate Segment Liquidity and Capital Resources

Prior to the Contribution Transactions, TFP’s real estate operations were primarily conducted through Care. These operations are now conducted through a wholly owned subsidiary of the operating subsidiary.

At Care, the principal current cash needs are: (i) to fund operating expenses, including potential expenditures for repairs and maintenance on its properties and debt service on its outstanding mortgage loan obligations; (ii) to distribute 90% of its REIT taxable income to its stockholders, as of December 31, 2012; and (iii) to fund other general ongoing business needs, including employee compensation expense, directors’ and officers’ insurance, administrative expenses, as well as property acquisitions and investments. Care’s primary sources of liquidity are its current working capital, rental income from its real estate properties, distributions from its interest in a partially-owned entity that holds real estate, interest and principal payments on its remaining loan investment and interest income earned from its available cash balances.

At June 30, 2013, TFP’s real estate operations had cash and cash equivalents of $69.0 million.

As a result of the Contribution Transactions, Care became a wholly owned subsidiary of the Operating Subsidiary and will not be required to separately finance its operations, increasing financial flexibility. Also, as a result of the Contribution Transactions, TFP expects that the Combined Company will not qualify to be taxed as a REIT for U.S. federal income tax purposes, effective January 1, 2013, due to the nature of the assets and the businesses conducted by TFP, and as such will no longer have a cash need to distribute its REIT taxable income.

For a description of the indebtedness of Care, please see Care’s Form 10-Q filed August 13, 2013.

Specialty Finance Segment Liquidity and Capital Resources

TFP’s specialty finance operations are conducted through MFCA and TAMCO and include its principal investing activities.

TAMCO conducts all of its operations through operating subsidiaries, including Telos. Telos manages most of its assets in the form of CLOs, and in accordance with GAAP, TFP is required to consolidate certain VIEs. As a result, TFP’s consolidated statements of cash flows include the cash flows of these VIEs. Cash held by the consolidated VIEs is not available for TFP’s general use, and TFP’s cash is not available for the general use of the consolidated VIEs.

At June 30, 2013, excluding VIEs, TFP’s specialty finance operations had cash, cash equivalents and short-term investments (including trading securities) of $72.3 million.

The CLOs, with assets of $1,186 million and non-recourse liabilities of $902.3 million were included in TFP’s consolidated financial statements as of June 30, 2013. Although TFP consolidates all of the assets, liabilities and subordinated notes of the CLOs, its maximum exposure to losses related to the CLOs is limited to its investments and beneficial interests in the subordinated notes of Telos CLO 2006-1 Ltd. (“Telos 1”), Telos CLO 2007-2 Ltd. (“Telos 2”), Telos CLO 2013-3, Ltd. (“Telos 3”), its investment management fees receivables, and its future investment management fees, all of which are eliminated upon consolidation. The notional value of these non-recourse liabilities is $1,101.5 million and they cannot be retired for less than their full notional value.

The assets of each of the CLOs are held solely as collateral to satisfy the obligations of the CLOs. TFP does not own and has no right to the benefits from, nor does TFP bear the risks associated with, the assets held by the CLOs, beyond its minimal direct investments and beneficial interests in, and investment management fees generated from, the CLOs. If TFP were to liquidate, the assets of the CLOs would not be available to its general creditors, and as a result, TFP does not consider them its assets. Additionally, the investors in the CLOs have no recourse to TFP’s other assets for the debt issued by the CLOs. Therefore, this debt is not TFP’s obligation and will not require TFP to utilize any of its liquidity to satisfy any such obligation.

Consolidated Comparison of Cash Flows

Summary Consolidated Statements of Cash Flows

(in thousands)

	Six months ended June 30,
	2013	2012
Net cash provided by /(used in):
Operating activities	$(2,021)	$35,025
Investing activities	(398,617)	(5,679)
Financing activities	424,849	(16,741)

Net increase in cash and cash equivalents	$24,211	$12,605

Operating Activities

Cash used by operating activities for the period ended June 30, 2013 was $2.0 million, compared to $35.0 million for the comparable period in 2012, a decrease of $37.0 million. Within operating activities the material changes were: restricted cash increased in 2013 as compared to 2012 by $45.6 million primarily due to the prepayments of loans within the CLOs as well as a realized gain on sale of property of $15.5 million in 2013.

Investing Activities

Cash used in investing activities for the period ended June 30, 2013 was $398.6 million, compared to $5.7 million for the comparable period in 2012, an increase of $392.9 million. The increase in use of cash was primarily attributable to investing activities of the VIEs of $289.1 million in 2013 and purchases of trading securities of $159.9 million offset in part by proceeds from sales of real estate of $44.0 million and proceeds from sales of trading securities of $32.1 million.

Financing Activities

Cash provided by financing activities for the period ended June 30, 2013 was $424.8 million, compared to cash used of $16.7 million for the comparable period in 2012, an increase of $441.6 million. This increase was primarily attributable to the proceeds from the issuance of notes payable by Telos 3 of $355.8 million in 2013 and proceeds from loans of $111.7 million in 2013.

Contractual Obligations

The table below summarizes TFP’s contractual obligations as of June 30, 2013 (in thousands):

	2013	2014	2015	2016	2017	There- after	Total
Mortgage notes payable and related interest (1)	$1,032	$2,064	$2,064	$2,064	$2,064	$34,872	$44,160
Note payable (2)	2,916	10,167	10,000	10,000	10,417	54,417	97,917
Notes Payable CLOs (3)	—	—	—	—	—	1,101,533	1,101,533
Operating lease obligations (4)	402	813	826	808	805	2,122	5,776

Total	$4,350	$13,044	$12,890	$12,872	$13,286	$1,192,944	$1,249,386

(1)	Mortgage notes payable include mortgage notes entered into by Care in connection with its acquisition of several properties (see Note 12 “Borrowings under Mortgage Notes Payable”).
(2)	Note payable relates to the Philadelphia Financial acquisition of the administrative services rights from The Hartford and TFP payment for Series A Preferred stock and common shares of PFG. (See Note 13 “Notes Payable”).
(3)	Non-recourse CLO notes payable principal is payable at stated maturity, 2021 for Telos 1, 2022 for Telos 2 and 2024 for Telos 3.
(4)	Minimum rental obligation for Care and PFG office lease.

Critical Accounting Policies and Estimates

The accompanying consolidated financial statements of TFP have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information. The consolidated financial statements are presented in U.S. dollars, the main operating currency of TFP. The consolidated financial statements prepared under GAAP for all periods presented have been retroactively restated as if TAMCO was part of the consolidated group as of January 1, 2010. All intercompany items have been eliminated for these periods.

Critical Accounting Policies:

Principles of Consolidation

The consolidated financial statements reflect the consolidated accounts of TFP and (i) its wholly-owned subsidiaries, (ii) subsidiaries in which it has a controlling interest, and (iii) certain other entities known as variable interest entities (“VIEs”) in which TFP, through its subsidiaries is deemed to be the primary beneficiary. All significant intercompany accounts and transactions have been eliminated in the consolidated financial statements. This consolidation, particularly with respect to the VIEs, significantly impacts these subsidiaries’ financial statements.

Variable Interest Entities

ASC Topic 810, Consolidations, requires the consolidation of a VIE into the financial statements of the entity that is considered the VIE’s primary beneficiary. ASC Topic 810 provides a framework for determining whether an entity should be considered a VIE and accordingly evaluated for consolidation. If an entity is a VIE, it would then need to be determined whether TFP’s relationship, direct or indirect through subsidiaries to the VIE (whether contractual, through direct investments in the entity, or otherwise) results in a variable interest. If TFP does have a variable interest in the entity, it would then need to be determined whether TFP is deemed to be the primary beneficiary. For VIEs, if TFP is deemed to (i) have the power to direct the activities of the VIE that most significantly impact the economic performance and (ii) either the obligation to absorb losses or the right to receive benefits that could be significant to the VIE, then TFP would be deemed to be the primary beneficiary of the VIE and would be required to consolidate the VIE. Generally, TAMCO’s contractual relationship as collateral manager of the CLO described herein satisfies criteria (i) of the prior sentence, and its ownership interests in and/or ability to earn certain incentive or other management fees in certain CLOs can typically satisfy criteria (ii).

Prior to the closing of the acquisition of TAMCO, it was established that TAMCO was the primary beneficiary of two CLOs that it manages. As such, the financial statements of these two CLOs are included in the consolidated financial statements of TFP. See Note 2 “Acquisition of Businesses” for additional details regarding this transaction.

The consolidation of the CLOs required the initial recognition of the assets and liabilities at fair value as of January 1, 2010. Since the assets are solely for the benefit of the beneficial interest holders (liability holders) and no residual value from their liquidation is available to TAMCO, the difference between the fair value of the assets of the CLOs and its liabilities upon consolidation have been reflected as appropriated retained earnings. Given the nature and activity of the CLOs, TAMCO has applied the investment company accounting guidance to the CLOs’ financial statements and as such recognizes changes in fair value of the assets of the CLOs and accreted the fair value adjustment to the liabilities of the CLOs (recorded upon consolidation) in the consolidated statement of operations.

The following table summarizes the Partnership’s consolidated assets and non-recourse liabilities of the consolidated CLOs included in the Condensed Balance Sheets (in thousands):

	June 30, 2013	December 31,2012
Cash- restricted	$95,192	$75,105
Investment in loans	1,031,445	741,743
Other assets	59,632	34,812

Total assets	$1,186,269	$851,660

Notes payable-nonrecourse	$902,345	$571,751
Other liabilities	59,635	48,559

Total liabilities	$961,980	$620,310

Total net results of consolidated CLOs included in the Partnership’s Consolidated Statements of Operations was as follows:

	Six month period ended June 30, 2013	Six month period ended June 30, 2012
Consolidated CLOs	$(13,010)	$(4,259)
Non-TFP ownership	(8,821)	(2,124)

Net income attributable to the partnership	$(4,189)	$(2,135)

Use of Estimates:

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in TFP’s consolidated financial statements and accompanying notes. The estimates and assumptions most susceptible to change are the valuation of securities, derivative positions, and acquired assets and liabilities. Although these and other estimates and assumptions are based on the best available estimates, actual results could differ materially from management’s estimates.

Income Taxes

TFP qualifies as a partnership for U.S. federal income tax purposes. As a partnership, TFP will not pay federal income tax and will be treated as a pass through entity. TFP’s income is allocated to the individual partners for inclusion in their respective tax returns. TFP’s U.S. federal and state income tax returns, when filed, will be subject to examination by the Internal Revenue Service and state departments of revenue.

Deferred tax assets and liabilities are determined using the asset and liability method. Under this method, deferred tax assets and liabilities are established for future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to reverse. A valuation allowance is established when necessary to reduce a deferred tax asset to the amount expected to be realized.

TFP evaluates tax positions taken or expected to be taken in the course of preparing its tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authority. TFP’s tax benefit or tax expense is adjusted accordingly for tax positions not deemed to meet the more likely than not threshold.

Fair Value Measurement

ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value, describes the framework for measuring fair value, and addresses fair value measurement disclosures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

ASC Topic 820 establishes a three level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels, from highest to lowest, are defined as follows:

•	Level 1 — Unadjusted, quoted prices in active markets for identical assets or liabilities that TFP has the ability to access at the measurement date.

•	Level 2 — Significant inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly through corroboration with observable market data. Level 2 inputs include quoted prices for similar instruments in active markets, and inputs other than quoted prices that are observable for the asset or liability.

The types of financial assets and liabilities carried at level 2 are valued based on one or more of the following:

a)	Quoted prices for similar assets or liabilities in active markets;

b)	Quoted prices for identical or similar assets or liabilities in nonactive markets;

c)	Pricing models whose inputs are observable for substantially the full term of the asset or liability;

d)	Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.

•	Level 3 — Significant inputs that are unobservable inputs for the asset or liability, including TFP’s own data and assumptions that are used in pricing the asset or liability.

The availability of observable inputs can vary depending on the financial asset or liability and is affected by a wide variety of factors, including, for example, the type of product, whether the product is new, whether the product is traded on an active exchange or in the secondary market, and the current market conditions. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by TFP in determining fair value is greatest for instruments categorized within Level 3 of the fair value hierarchy. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. TFP’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and the consideration of factors specific to the asset. From time to time, TFP’s assets and liabilities will transfer between one level to another level. It is TFP’s policy to recognize transfers between different levels at the end of each reporting period.

The following is a description of the valuation methodologies used for financial assets and liabilities measured at fair value, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. TFP’s fair value measurement is based on a market approach, which utilizes prices and other relevant information generated by market transactions involving identical or comparable financial instruments. Sources of inputs to the market approach include a third-party pricing service, independent broker quotations or pricing matrices. Management analyzes the third party valuation methodologies and its related inputs to perform assessments to determine the appropriate level within the fair value hierarchy. Further, management has a process in place to review all changes in fair value from measurement period to measurement period. Any discrepancies or unusual observations are followed through to resolution through the source of the pricing as well as utilizing comparisons, if applicable, to alternate pricing sources. TFP utilizes observable and unobservable inputs into its valuation methodologies. Observable inputs include benchmark yields, reported trades, broker-dealer quotes, issuer spreads, benchmark securities, bids, offers and reference data. In addition, specific issuer information and other market data is used. For broker quotes, quotes are obtained from sources recognized to be market participants. Unobservable inputs may include: expected cash flow streams, default rates, supply and demand considerations and market volatility.

Trading Securities: Trading securities consist primarily of privately held equity securities, exchange-traded equity securities, U.S. Treasury securities (“USTs”), CLOs, collateralized debt obligations (“CDOs”), asset backed securities (“ABSs”), loans, and tax exempt securities. The fair value of privately held equity securities are either valued based on quotes obtained from dealers or internally developed valuation models. Because significant inputs used to determine the dealer quotes or model values are not observable, such as projected future earnings and price volatility, TFP has classified them within Level 3 of the fair value hierarchy. Exchange-traded equity securities are valued based on quoted prices from the exchange. These securities are actively traded and valuation adjustments are not applied. Accordingly, they are categorized in Level 1 of the fair value hierarchy. USTs are actively traded and valuation adjustments are not applied. They are categorized in Level 1 of the fair value hierarchy. Positions in securitized products such as CLOs, CDOs, ABSs, are based on quotes obtained from dealers. When these quotes are based directly or indirectly on observable inputs such as quoted prices for similar assets exchanged in an active or inactive market, TFP has classified them within Level 2 of the fair value hierarchy. If these quotes are based on valuation models using unobservable inputs such as expected future cash flows, default rates, supply and demand considerations, and market volatility, TFP has classified them within Level 3 of the fair value hierarchy.

The fair value of tax exempt securities is determined by obtaining quotations from independent pricing services. In most cases, quotes are obtained from two pricing services and the average of both quotes is used. The independent pricing services determine their quotes using observable inputs such as current interest rates, specific issuer information and other market data for such securities. Therefore, the estimate of fair value is subject to a high degree of variability based upon market conditions, the availability of issuer information and the assumptions made. The valuation inputs used to arrive at fair value for such debt obligations are generally classified within Level 2 or Level 3 of the fair value hierarchy.

Available for sale securities: Available for sale securities consist primarily of obligations of states and political subdivisions, USTs, certificates of deposit, ABSs, and corporate bonds. These securities will generally be classified within either Level 1 or Level 2 of the fair value hierarchy. The fair value of fixed maturity securities is based on quoted market prices obtained from an independent pricing service, where available. If listed prices or quotes are not available, fair value is based upon internally developed models that use primarily market-based or independently sourced market parameters, including interest rate yield curves, option volatilities, and currency rates.

Derivative Assets and Liabilities: Derivative assets and liabilities consist of credit default swaps (CDS), interest rate swaps (IRS), equity index options and operating partnership units. The fair value of derivative assets and liabilities is based upon valuation pricing models, which represent what the Partnership would expect to receive or pay at the balance sheet date if the contracts were cancelled. In general, the fair value of CDSs are based on dealer quotes. Because significant inputs used to determine the dealer quotes are not observable, such as price volatility, TFP has classified them as Level 3. The fair value of IRS is determined by obtaining broker or counterparty quotes. Because there were observable inputs used to arrive at these quotes, TFP has classified the IRS within Level 2 of the fair value hierarchy. The equity index option positions are based on quoted prices from the exchange. Equity index options that are actively traded are classified within Level 1 of the fair value hierarchy. Equity index options that are not actively traded are classified within Level 2 of the fair value hierarchy. The fair value of operating partnership units is based on an internally developed valuation model. In addition to some observable inputs, the model also relies on unobservable inputs based on management estimates such as release dates of escrow shares, expected performance of the underlying properties, expected quarterly dividends, and discount factors. As such, TFP has classified these positions within Level 3 of the fair value hierarchy.

Separate Account Assets: Separate account assets are primarily invested in alternative investments (which include investments in limited partnerships, private equity funds, hedge funds, and fund of funds), mutual funds, fixed maturity securities, and equity securities. The alternative investments are valued at estimated fair value with the assistance of investment managers of the underlying alternative investments. Since the entities underlying these alternative investments are investment companies for accounting purposes, as a practical expedient, TFP utilizes the separate account’s proportionate interest in the fair value of the underlying net assets to determine the fair value of these investments. The fair value of the underlying net assets of each alternative investment is determined from financial information provided by the investment manager. These alternative investments are generally classified within Level 3 of the fair value hierarchy. Most hedge fund investments are classified as Level 3. However, some hedge fund investments with minimal liquidity restrictions such as no lockup period, redemption notification of 35 days or less, withdrawal frequency greater than annually, and withdrawal payouts within 30 days are classified within Level 2. Mutual funds, and equity securities are exchange-traded and are value based on quoted market prices from independent pricing services and are classified within Level 1 of the fair value hierarchy. U.S. Treasury securities are classified within Level 1 of the fair value hierarchy and all other fixed maturity securities are classified within Level 2.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

Market risk is the risk of the loss of fair value resulting from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates, and equity prices. Market risk is directly influenced by the volatility and liquidity in the markets in which the related underlying financial instruments are traded.

TFP’s principal investing operations have market risk exposure from changes in interest rates and foreign currency exchange rates. TFP has in the past used derivative financial instruments for purposes other than trading to mitigate the risk from such exposures.

Credit Risk

TAMCO and MFCA are exposed to the risk that some of the borrowers associated with the credit assets they may hold, may be unable to repay their loans according to their contractual terms. This inability to repay could potentially result in a reduction in their earnings. The investors in the TFP CLOs have no recourse to TFP’s general assets for the debt issued by the TFP CLOs. Therefore, this debt is not TFP’s obligation.

TFP is subject to certain inherent credit risks arising from its transactions involving counterparties to CDS and IRS positions. As of June 30, 2013, the CDS positions have a cumulative notional amount of $5.0 million and a fair value of $0.1 million. The counterparty for this position is Bank of America, N.A. As of June 24, 2013, the Partnership terminated its remaining interest rate swap contracts. TFP’s policy is to monitor its market exposure and counterparty risk through the use of various credit exposure reporting and control procedures.

Care performs ongoing analysis of credit risk concentrations in its real estate and loan investment portfolios by evaluating exposure to various markets, underlying property types, investment structure, term, sponsors, tenant mix and other credit metrics.

Interest Rate Risk

Substantial and sustained increases or decreases in market interest rates can affect the profitability of the insurance products and fair value of investments. The majority of Philadelphia Financial’s insurance liabilities are backed by fixed maturity securities. Philadelphia Financial’s product profitability depends upon the spreads between interest yield on investments and rates credited on insurance liabilities.

Equity Price Risk

TFP and its subsidiaries are exposed to equity risk as they use a portion of their excess cash to acquire marketable equity securities. These securities are classified as either available for sale or as trading. TFP and its subsidiaries follow board approved investment and trading policies which set certain restrictions on the amounts and types of securities which may be acquired.

Off-Balance Sheet Arrangements

TFP does not have any off-balance sheet obligations. Other than the consolidation of Telos 1, Telos 2, and Telos 3, TFP does not maintain any other relationships with unconsolidated entities or financial partnerships, special purpose vehicles or VIEs, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As of June 30, 2013, TFP did not guarantee any obligations of unconsolidated entities, enter into any commitments or express intent to provide additional funding to any such entities.

Economic Net Income

Economic Net Income (“ENI”) is a non-GAAP financial measure of profitability which TFP uses to measure the performance of its core business. Management believes that ENI reflects the nature and substance of the economic results of TFP’s businesses. Management also uses ENI as a measurement for determining incentive compensation. In addition to the other adjustments indicated in the table below, ENI includes the following adjustments: (i) adjustment to results from real estate to eliminate non-cash items similar to adjusted funds from operations which is a non-GAAP financial measure widely used in the real estate industry, (ii) in our insurance segment, adjusted for fair value on available for sale securities, which is a non-GAAP measure frequently used throughout the insurance industry, and (iii) in our specialty finance segment, VIEs show as if not consolidated. Reconciliation of ENI to the most comparable GAAP measure is presented below.

ENI as used by TFP may not be comparable to similar measures presented by other companies as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. ENI should be considered in addition to, not as a substitute for, financial measures determined in accordance with GAAP. The following is a reconciliation of GAAP Net Income attributable to TFP to ENI for the six month periods ended June 30, 2013 and 2012 (in thousands):

	June 30, 2013	June 30, 2012
GAAP Net Income	$17,748	$13,759
Adjustments:
Adjustments to results from real estate operations (1)	(3,402)	1,632
Effect of change in majority ownership of subsidiaries (2)	(376)	23
Fair value adjustments to carrying value (3)	989	2,800
Reversal of VIE’s net losses attributable to TFP (4)	4,191	2,135
Reversal of TAMCO net losses for periods prior to acquisition of TAMCO (5)	—	(6,592)
TFP convertible preferred reclass of distributions to expense (6)	(1,747)	(1,273)
Foreign exchange reserve (7)	1,115	—
Amortization of start-up expenses (8)	—	(122)

Economic Net Income	$18,518	$12,362

(1)	Adjustments to results from real estate operations, exclude gains (losses) from debt restructuring and gains (losses) from sales of property, the effects of straight lining lease revenue, plus the expenses associated with depreciation and amortization on real estate assets, certain transaction expenses associated with real estate acquisitions, non-cash equity compensation expenses, and excess cash distributions from Care’s equity method investments and on one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures are also taken when calculating Care’s adjusted funds from operations (“AFFO”). For a reconciliation of Care’s AFFO calculation to GAAP, see Care’s Form 10Q for periods ended June 30, 2013 and 2012.

(2)	Effect of change in majority ownership of subsidiaries is the decline in TFP’s investment in Care due to the dilutive effect of Care’s issuance of shares related to stock-based compensation as well as the effect of TFP increase in ownership of PFG due to accretion of preferred shares.
(3)	Adjustment is to account at fair value, PFG’s available for sale securities and to adjust to fair value the CLO subordinated notes held by TFP. Fair values are obtained from an independent third party pricing source.
(4)	Reversal of VIEs net losses/(income) attributable to TFP (see reconciliation table below in thousands):

	Six month period ended June 30, 2013
	TFP pro rata portion of Net Income	Net Income (net of 1% NCI)	TFP’s ownership %
Telos 1	$(750)	$(10,544)	7.11%
Telos 2	(3,806)	(3,986)	95.45%
Telos 3	365	1,520	24.05%

Total	$(4,191)	$(13,010)

	Six month period ended June 30, 2012
	TFP pro rata portion of Net Income	Net Income (net of 1% NCI)	TFP’s ownership %
Telos 1	$(155)	$(2,185)	7.11%
Telos 2	(1,980)	(2,074)	95.45%

Total	$(2,135)	$(4,259)

(5)	The purchase of TAMCO on June 30, 2012 was accounted for as a combination of entities under common control. As a result, the assets and liabilities of TAMCO were presented as if TAMCO had been consolidated by TFP on January 1, 2010. For non-controlling interest, we are reversing the effect of this recasting of financial information for prior periods.

(6)	Convertible preferred distribution reclassified as expense for purposes of ENI so as to reflect a cost of capital charge for outstanding convertible preferred. This class automatically converted to common shares effective July 1, 2013.

(7)	Reflects the timing difference on the recognition of yen exposure GAAP versus ENI.

(8)	Amortization of expenses associated with the start-up of TFP in 2007. The amortization period ended on June 30, 2012.

Economic Net Income Components

The following table details the individual revenue and expense components of the non-GAAP measure ENI for the periods indicated (in thousands):

	Six month period ended June 30, 2013	Six month period ended June 30, 2012(1)
Revenues:
Interest income	$1,792	$259
Dividend/distribution income	8,964	10,547
Realized gains(losses)	(1,008)	62
Unrealized gains	12,674	9,963
Management fee income	8,587	—

Total revenues	$31,009	$20,831
Expenses:
Compensation expense	$6,904	$15
Distribution expense(convertible preferred)	1,747	1,273
Interest expense	900	593
Professional fees and other	2,940	2,199

Total expense	$12,491	$4,080
Net economic income (loss) before management fee expenses and waivers and incentive allocation	$18,518	$16,751
Less: Management fee expenses	—	1,996
Less: Management fee expenses waived	—	(1,066)
Net economic income before incentive allocation	18,518	15,821
Less: Incentive allocation	—	3,459

Net economic income	$18,518	$12,362

(1)	Does not reflect the “as if pooling of interests” adjustments made on a GAAP basis for the June 30, 2012 controlling financial interest acquired in TAMCO by TFP.

Economic Book Value (“EBV”) is a non-GAAP financial measure which TFP uses to evaluate the performance of its core business. Management believes that EBV provides greater transparency and enhanced visibility into the underlying profitability drivers of our business and provides a useful, alternative view of the economic results of TFP’s businesses. EBV includes the following adjustments: (i) reversal of GAAP value for TAMCO and CLO VIEs and replacement with fair value, (ii) addition of life to date AFFO adjustments for real estate operations, (iii) the reclassification of convertible preferred distributions to expense and (iv), foreign exchange timing adjustment. Reconciliation of EBV to the most comparable GAAP measure is presented below.

EBV as used by TFP may not be comparable to similar measures presented by other companies as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. EBV should be considered in addition to, not as a substitute for, financial measures determined in accordance with GAAP. The following is a reconciliation of GAAP book value attributable to TFP to EBV as of June 30, 2013 and December 31, 2012 (in thousands except LP Unit data):

	June 30, 2013	December 31, 2012
GAAP Partnership Net Assets	$432,589	$415,831
Reversal of consolidation of TAMCO (including VIEs) (1)	(123,139)	(120,513)
Fair values of CLOs (2)	37,858	30,737
Value of TAMCO (3)	57,661	56,353
Adjustments to results from real estate operations (4)	2,207	5,603
TFP convertible preferred reclass of distributions to expense (5)	(933)	(810)
Foreign exchange reserve (6)	—	(1,174)

Economic Net Assets (before dilutive adjustments)	$406,243	$386,027

Dilutive adjustments (7)	25,886	25,886

Economic Net Assets (after dilutive adjustments)	$432,129	$411,913

Basic Units outstanding (including convertible preferred units) (8)	14,383	14,332
Dilutive Share adjustments (9)	1,291	1,293

Dilutive Economic Shares Outstanding	15,674	15,625

Basic Economic Book Value Per LP Unit (10)	$28.24	$26.93
Dilutive Economic Book Value Per LP Unit (10)	$27.57	$26.36

(1)	Under GAAP TFP is required to consolidate all of the assets and liabilities of the VIEs managed by TAMCO on TFP’s balance sheet regardless of TFP’s economic interest. See note 2(c) to TFP’s Consolidated Financial Statements for the second quarter of 2013 filed as Exhibit 99.1 on Form 8-K on September 17, 2013. Adjustment is reversal of consolidation of TAMCO and VIEs.

(2)	Adjustment is to include the fair value of our ownership position in the VIEs which has been reversed as described in note (1) above.

(3)	Adjustment to value TAMCO at the lower of cost and market. The December 31, 2012 amount reflects TFP’s initial valuation of the purchase price based on the March 31, 2012 value of LP units issued in consideration for TAMCO. The June 30, 2013 amount reflects TFP’s final valuation of the purchase price based on the June 30, 2012 value of LP units issued in consideration for TAMCO.

(4)	Adjustments to results from real estate operations, reverse the amounts, since inception, related to gains (losses) from debt restructuring and gains (losses) from sales of property, the effects of straight lining lease revenue, plus the expenses associated with depreciation and amortization on real estate assets, certain transaction expenses associated with real estate acquisitions, non-cash equity compensation expenses, and excess cash distributions from Care’s equity method investments and one-time events pursuant to changes to GAAP and other non-cash charges.

(5)	Convertible preferred distribution was reclassified as expense for purposes of Economic Net Income. This adjustment conforms the reclassification for EBV purposes.

(6)	A reserve was established for EBV purposes as of December 31, 2012 reflecting a timing difference relative to GAAP recognition of yen foreign exchange. Such reserve was subsequently reversed.

(7)	Adjustments include the proceeds that would be received by TFP assuming exercise of all outstanding options and warrants.

(8)	On July 1, 2013, each unit of convertible preferred LP units automatically converted to one common LP unit. See Note 16—Convertible Preferred Units on TFP’s Consolidated Financial Statements for the second quarter of 2013 filed as Exhibit 99.1 on Form 8-K on September 17, 2013.

(9)	Adjustment reflects the LP units that would be issued assuming exercise of all outstanding options and warrants and vesting of all outstanding restricted LP units.

(10)	The Combination Transactions established an exchange ratio of 2.798 TFI Class A shares per TFP LP unit (the “Exchange Ratio”). As of June 30, 2013, based on the Exchange Ratio the implied EBV per share of TFI Class A common stock based on basic EBV per LP unit would be $10.09 and based on diluted EBV per LP unit would be $9.85.